April 15, 2019

Philip Jones
Chief Financial Officer
Document Security Systems, Inc.
200 Canal View Boulevard, Suite 300
Rochester, NY 14623

       Re: Document Security Systems, Inc.
           Registration Statement on Form S-3
           Filed April 5, 2019
           File No. 333-230740

Dear Mr. Jones:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Lisa Krestynick, Staff Attorney, at 202-551-3056 with any questions.



                                                            Sincerely,

                                                            Division of
Corporation Finance
                                                            Office of Natural
Resources